                                                                  EXHIBIT 10.1



                              CONSULTANT AGREEMENT

         THIS CONSULTANT AGREEMENT (the "Agreement") is effective as of the 5th day of September, 2002 (the "Effective Date"), by and between Mark B. Chandler, Ph.D. ("Consultant") and Luminex Corporation, a Delaware corporation (the "Company").

         WHEREAS, the Company has entered into an Asset Purchase Agreement, effective as of September 5, 2002, with Rules-Based Medicine, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("Seller"), and RBM Acquisition, Inc., a Delaware corporation ("Buyer"), pursuant to which Buyer is purchasing certain assets of Seller and assuming the liabilities of Seller relating to the business (the "RBM Business") of developing and commercializing testing services and reagent kit products for the pharmaceutical, diagnostics, toxicology, epidemiology and biotechnology markets, generating and selling access to a database of information from blood samples and other fluids or tissues and determining the relevance of such information and establishing an intellectual property position around the relationship of the information to health and disease including diagnostics, prognostics and therapeutics (the "Transaction");

         WHEREAS, Consultant has served as the President and Chief Executive Officer of the Company pursuant to the terms of the Employment Agreement, dated as of March 10, 2000 (the "Employment Agreement") and as a member of the Board of Directors and serving in the capacity of Chairman; and

         WHEREAS, Consultant will resign from his employment with the Company and in his capacity as a director effective September 5, 2002, enter into this Agreement and shall become employed by Buyer.

         NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and agreements set forth below, the Company and Consultant hereby agree as follows:

         1. Retention as Consultant. The Company hereby retains Consultant, and Consultant hereby agrees to render services to the Company, upon the terms and conditions contained in this Agreement. Consultant hereby confirms his resignation as an officer and director of the Company effective as of September 5, 2002.

         2. Term of the Agreement. The term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate on the first anniversary of the Effective Date.

         3. Services to be Provided by Consultant.

            3.1. Scope, Responsibilities and Duties. Consultant agrees to provide consulting services to the Company so that the Company may have the benefit of the experience and knowledge possessed by Consultant, including but not limited to meeting with customers, providing technical advice on Company products and services, providing general business advice, marketing and strategic input, personnel support and such other matters as reasonably requested by the Board of Directors or the Chief Executive Officer of the Company (the "Services"). Such Services shall be performed at times and places selected by mutual agreement of the Company and Consultant within normal business hours, which services shall be reasonably related to Consultant's previous responsibilities with the Company prior to the date of this Agreement and only as reasonably needed by the Company. Consultant shall not be required to perform the Services at the offices of the Company except as Consultant may from time to time agree. Consultant shall not be expected to be available to perform such services on a daily basis, it being acknowledged that Consultant shall have substantial duties and responsibilities with respect to the RBM Business of Buyer and scheduling of any Services shall be subject to such duties and responsibilities. Consultant agrees to provide the Services from time to time as requested by the Board of Directors or the Chief Executive Officer of the Company upon reasonable advance notice. It shall be the duty of Consultant in rendering the Services to make such periodic reports to the Company relating to the Services as the Chief Executive Officer or the Board of Directors of the Company may, from time to time, reasonably request.

            3.2. Non-exclusivity. Subject to the provisions of Sections 7 and 9 below, Consultant by reason of the obligations ascribed to him hereunder shall not be limited in any manner in accepting other employment and performing services for others, provided he fully performs his obligations hereunder.

         4. Compensation. As compensation for the Services to be provided by Consultant to the Company, the Company shall pay to Consultant, and Consultant agrees to accept the following:

            4.1. Cash Compensation. Consultant shall receive a fee of $350,000 during the Term, payable in equal payments during the Term consistent with the timing of the payroll distributions of the Company.

            4.2. Stock Options. Consultant will be entitled to exercise his vested options for the purchase of the Company's common stock, $.001 par value per share ("Common Stock"), which are set forth on Exhibit A attached hereto, for the lesser of (i) the life of the option or (ii) two (2) years from the date hereof. All unvested options to purchase Common Stock held by Consultant shall be terminated as of his last day of employment.

         Consultant shall not be entitled to any other compensation for the Services to be provided hereunder, except as provided herein. The Company shall not be responsible for withholding from the compensation payable to Consultant any amounts for federal, state or local income taxes, social security or state disability or unemployment insurance.

         5. Expenses. Upon receipt of itemized vouchers, expense account reports and supporting documents submitted to the Company in accordance with the Company's procedures then in effect, the Company shall reimburse Consultant for all reasonable and necessary business expenses (including travel and entertainment expenses) incurred ordinarily and necessarily by Consultant in connection with the performance of Consultant's duties hereunder.

         6. Termination. Termination pursuant to this Section, unless terminated by Consultant pursuant to Section 6.2, shall become effective immediately upon receipt by Consultant of written notice from the Company of such termination.

            6.1. Termination for Cause. The Company may terminate this Agreement for cause at any time without further obligation or liability to Consultant. A termination shall be for "cause" if Consultant (a) commits a criminal act involving moral turpitude or (b) commits a material breach of any of the covenants, terms and provisions hereof (including, but not limited to, failure to obey lawful and proper written directions delivered to Consultant by the Company's Chief Executive Officer or its Board of Directors regarding Services as set forth in Section 3.1), which breach shall continue after five (5) days (the "Notice Period") written notice from the Company describing such breach in reasonable detail. If the Notice Period is impracticable, then the Notice Period shall be reduced to such period of time as may be reasonable in light of circumstances, as determined by the Company in its reasonable discretion, and set forth in such notice.

            6.2. Termination Without Cause. Either the Company or Consultant may terminate this Agreement without cause and for any reason at any time. Upon a termination of this Agreement by the Company pursuant to this
         Section 6.2, Consultant shall be entitled to receive any remaining fees payable as provided in Section 4.1 during the remainder of the Term pursuant to the terms of this Agreement, such fees payable in equal payments during the remainder of the Term. Upon a termination of this Agreement by Consultant without cause pursuant to this Section 6.2, Consultant shall be entitled to all fees accrued hereunder through the date of termination with no further payment obligation on the part of the Company.

            6.3. Termination by Incapacity or Disability of Consultant. If Consultant shall become unable to fully perform the Services in accordance with the terms of this Agreement due to incapacity, ill health or disability for a consecutive period of 90 days, the Company may, at its option, terminate this Agreement. During any incapacity, ill health or disability and upon a termination of this Agreement by the Company pursuant to this Section 6.3, Consultant shall be entitled to receive any remaining fees payable as provided in Section 4.1 during the remainder of the Term pursuant to the terms of this Agreement, such fees payable in equal payments during the remainder of the Term.

            6.4. Death of Consultant. Upon the death of Consultant, Consultant's estate shall be entitled to receive any remaining fees payable as provided in Section 4.1 during the remainder of the Term pursuant to the terms of this Agreement, such fees payable in equal payments during the remainder of the Term.

            6.5. Survival. It is understood that termination of this Agreement shall not relieve a party hereto from any liability which, at the time of such termination, has already accrued to the other party. The following provisions and all subsections therein shall survive any expiration or termination of this Agreement: Sections 5, 6, 7, 8, 9, 10.2, 11, 12, 13, 14, 15, 16, 17 and 18. Except as
         otherwise expressly provided in this Section 6, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

         7. Confidential Information.

            7.1. Acknowledgment of Proprietary Interest. As between the parties, Consultant agrees that all Confidential Information is a valuable, special and unique asset of the Company's business (and may constitute "trade secrets" under the Uniform Trade Secrets Act and Texas state law), access to and knowledge of which are essential to the performance of Consultant's duties hereunder. Consultant acknowledges the proprietary interest of the Company in all Confidential Information. Consultant agrees that all Confidential Information learned by Consultant in connection with his provision of Services or otherwise, whether developed by Consultant alone or in conjunction with others or otherwise, is and shall remain the exclusive property of the Company. Consultant acknowledges and agrees that his disclosure or use of any Confidential Information in violation of this Section 7 will result in irreparable injury and damage to the Company.

            7.2. Confidential Information Defined. "Confidential Information" means all confidential and proprietary information of the Company, written, oral or computerized, as it may exist from time to time, including without limitation (i) information derived from reports, investigations, experiments, research and work in progress, (ii) methods of operation, (iii) market data, (iv) technology, hardware, proprietary computer programs and code (in object code and source code format) including without limitation the xMap proprietary system and consumables, (v) drawings, designs, plans and proposals, (vi) marketing and sales programs, (vii) client and supplier lists and any other information about the Company's relationships with others, (viii) historical financial information and financial projections, (ix) network and system architecture, (x) all other formulae, patterns, devices or compilations, concepts, ideas, materials and information prepared or performed for or by the Company, and (xi) all information related to the business plan, business, products, purchases or sales of the Company or any of its suppliers and customers, other than information that is publicly available. "Confidential Information" shall not include information relating to the RBM Business not otherwise covered by the preceding sentence, except to the extent such information is licensed to Buyer.

            7.3. Covenant Not To Divulge Confidential Information. The Company is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the hiring of Consultant and for the compensation being paid to Consultant by the Company, Consultant shall, at all times during the Term and thereafter, hold in strict confidence and shall not disclose or allow to be disclosed to any person, firm or corporation, other than to persons engaged by the Company to further the business of the Company, and not to use except in the pursuit of the business of the Company, the Confidential Information, without the prior written consent of the Company. This Section 7 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

            7.4. Return of Materials at Termination. In the event of any termination of this Agreement for any reason, Consultant shall promptly deliver to the Company all property of the Company, including without limitation all documents, data and other information containing, derived from or otherwise pertaining to Confidential Information. Consultant shall not take or retain any property of the Company, including without limitation any documents, data or other information, or any reproduction or excerpt thereof, containing, derived from or pertaining to any Confidential Information. The obligation of confidentiality set forth in this Section 7 shall continue notwithstanding Consultant's delivery of such documents, data and information to the Company.

         8. Inventions; Assignment.

            8.1. Inventions Defined. All rights to discoveries, inventions, improvements, designs, work product and innovations (including without limitation all data and records pertaining thereto) that relate to the business of the Company (excluding discoveries, inventions, improvements, designs, work product and innovations directly relating to the RBM Business), whether or not specifically within Consultant's duties or responsibilities and whether or not patentable, copyrightable or reduced to writing, that Consultant may discover, invent, create or originate during the term of his consulting relationship with the Company, was discovered, invented, created or originated during his employment with the Company or otherwise, and for a period of six (6) months thereafter, either alone or with others and whether or not during working hours or using the facilities of the Company ("Inventions"), shall be the exclusive property of the Company. Consultant shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company's expense, in obtaining, defending and enforcing the Company's rights therein. Consultant hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

            8.2. Covenant to Assign and Cooperate. Without limiting the generality of the foregoing, Consultant shall assign and transfer, and does hereby assign and transfer, to the Company worldwide right, title and interest of Consultant in the Inventions. Consultant agrees that the Company may file copyright registrations and apply for and receive patents (including without limitation Letters Patent in the United States) for the Inventions in the Company's name in such countries as may be determined solely by the Company. Consultant shall communicate to the Company all facts known to Consultant relating to the Inventions and shall cooperate with the Company's reasonable requests in connection with vesting title to the Inventions and related copyrights and patents exclusively in the Company and in connection with obtaining, maintaining, protecting and enforcing the Company's exclusive copyrights and patent rights in the Inventions. Consultant further acknowledges and agrees that all Inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by Consultant (solely or jointly with Company), relating to the business of the Company but excluding those directly related to the RBM Business, within the scope of and during the Term of this Agreement, are "works made for hire" under 17 U.S.C. ss. 101 of the U.S. Copyright Act of 1976, and are compensated by such amounts paid to Consultant under this Agreement, unless regulated otherwise by the mandatory law of the state of Texas. In the event that any such Invention is deemed by a court of competent jurisdiction not to be a "work made for hire", this Agreement shall operate as an irrevocable assignment by Consultant to the Company of all right, title and interest in and to such Inventions, including without limitation all intellectual property rights therein. The Company shall not be required to designate Consultant as author of any Invention, and Consultant shall have no right to exercise any economic rights to the Inventions. Without limiting the foregoing, Consultant shall not have the right to and will not reproduce, adapt, modify, publish, distribute, sublicense, publicly perform or communicate, translate, lease, import and otherwise exploit the Inventions, except as expressly authorized by the Company in writing. If, during the Term of this Agreement, Consultant incorporates into a Company product, process or instrument, an Invention owned by Consultant or in which Consultant has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense through multiple tiers of sublicensees) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Invention as part of or in connection with such product, process or instrument without Consultant's prior written consent.

            8.3. Successors and Assigns. Consultant's obligations under this
        Section 8 shall inure to the benefit of the Company and its successors and assigns and shall survive the expiration of the term of this Agreement for such time as may be necessary to protect the proprietary rights of the Company in the Inventions.

            8.4. Consideration and Expenses. Consultant shall perform his obligations under this Section 8 at the Company's expense, but without any additional or special compensation therefor.

        9.  Non-competition.

            9.1. Covenant Not to Compete. Consultant acknowledges that during his employment he received, and during the Term the Company has agreed to provide to him, and he shall receive from the Company, special training and knowledge, including without limitation the Confidential Information. Consultant acknowledges that the Confidential Information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by the enforcement of the covenant not to compete contained in this Section 9. Consultant also acknowledges that such covenant not to compete is ancillary to other enforceable agreements of the parties, including without limitation the agreements regarding Confidential Information in Section 7. Therefore, Consultant shall not directly or indirectly:

                 (i) for a period equal to the later of (A) one year following the date of the termination of this Agreement or (B) two years from the date hereof (unless extended pursuant to the terms of this Section 9) engage, alone or as a stockholder, partner, member, manager, director, officer, employee of or consultant to, any entity other than the Company or its affiliate in any business activities that were conducted by the Company as of the date hereof (the "Designated Industry") other than the RBM Business; or

                 (ii) for a period equal to the later of (A) one year following the date of the termination of this Agreement or (B) two years from the date hereof (unless extended pursuant to the terms of this Section 9)
        (1) induce or attempt to induce any employee of the Company to leave the employ of the Company, (2) in any way interfere with the relationship of the Company and any employee, as of the date hereof and/or during the Term of this Agreement, of the Company, (3) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee as of the date hereof and/or during the Term of this Agreement, of the Company, or (4) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company.

            9.2. Exclusion. Notwithstanding the provisions of this Section 9, Employee's non-competition obligations hereunder shall not preclude Employee from owning less than one percent of the voting power or economic interest in any publicly traded corporation conducting business activities in the Designated Industry.

            9.3. No Offset. The representations and covenants contained in this
        Section 9 on the part of Consultant shall be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim (monetary or otherwise) or cause of action of Consultant against the Company or any officer, director or stockholder of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Consultant contained in this Section 9.

            9.4. Extension and Survival. If Consultant violates any covenant contained in this Section 9, the Company shall not, as a result of such violation be deprived of the benefit of the full period of any such covenant. Accordingly, the covenants of Consultant contained in this
        Section 9 shall be deemed to have durations as specified in Section 9.1, which periods shall be extended by a number of days equal to the sum of the total number of days Consultant is found by a court of competent jurisdiction to be in violation of any of the covenants contained in this Section 9. This Section 9 shall survive and continue in full force and effect in accordance with its terms after, and will not be deemed to be terminated by, any termination of this Agreement.

            9.5. Severability. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall be immediately amended to only such area, duration or scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Consultant agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

            9.6. Business of the Company. For purposes of Sections 8 and 9 hereof, "the business of the Company" and the "business activities that were conducted by the Company" are defined as (i) Consultant's actual knowledge of the business of the Company as of the date hereof and (ii) the description set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and as subsequently set forth in any periodic or other report filed by the Company with the Securities and Exchange Commission as of the date hereof.

        10. Relationship of the Parties.

            10.1. Consultant enters into this Agreement as, and shall continue to be, an independent contractor. The parties agree that no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement. Under no circumstances shall Consultant look to the Company as his employer, or as a partner, agent, or principal. Consultant shall not be entitled to any benefits accorded to the Company's employees including, without limitation, workers' compensation, disability insurance, vacation or sick pay.

            10.2. Consultant shall have the entire responsibility to discharge any and all of his obligations under federal, state or local laws, regulations or orders now or hereafter in effect, relating to taxes, unemployment compensation or insurance, social security, workers' compensation, disability pensions and tax withholdings (the "Tax Obligations"). Consultant hereby agrees to indemnify and hold the Company harmless for any and all claims, losses, costs, fees, liabilities, damages or injuries suffered by the Company arising out of Consultant's failure to properly discharge the Tax Obligations.

        11. Resignation of Employment. The parties hereby agree that Consultant has voluntarily resigned his employment with the Company pursuant to Section 6(b)(iii) of the Employment Agreement and that the Employment Agreement is hereby terminated.

        12. Arbitration.

            12.1. Any dispute regarding any aspect of this Agreement or any act which would violate any provision in this Agreement (hereafter referred to as "arbitrable dispute") shall be resolved by an experienced arbitrator licensed to practice law in the State of Texas and selected in accordance with the rules of the American Arbitration

        Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction.

            12.2. Should Consultant or the Company institute any legal action or administrative proceeding regarding any dispute or matter covered by this Section by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

        13. Severability and Governing Law.

            13.1. Should any of the provisions in this Agreement be declared or be determined to be illegal or invalid, all remaining parts, terms or provisions shall be valid, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

            13.2. This Agreement is made and entered into in the State of Texas and shall in all respects be interpreted, enforced and governed under the laws of Texas without regard to the principles of conflicts of law.

        14. Proper Construction.

            14.1. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

            14.2. As used in this Agreement, the term "or" shall be deemed to include the term "and/or" and the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

            14.3. The paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

        15. Entire Agreement. This Agreement is the entire agreement between Consultant and the Company and fully supersedes any and all prior agreements or understandings between the parties pertaining to its subject matter, including without limitation the Employment Agreement.

        16. Notices. All notices, requests, demands and other communications called for or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the date of transmission if sent by facsimile, on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, postage prepaid, and properly addressed as follows:

             If to the Company:         Luminex Corporation
                                        12212 Technology Drive
                                        Austin, TX  78727-6115
                                        Attention:  General Counsel

             If to Consultant:          Mark B. Chandler, Ph.D.
                                        4 Niles Road
                                        Austin, TX 78703

        17. Amendments. This Agreement may not be amended, supplemented, canceled, or discharged except by written instrument executed by the parties hereto.

        18. Waivers. All waivers hereunder shall be in writing. No waiver by any party hereto of any breach or anticipated breach of any provision of this Agreement by any other party shall be deemed a waiver of any other contemporaneous, preceding, or succeeding breach or anticipated breach, whether or not similar, on the part of the same or any other party.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have hereby executed this Agreement as of the day and year first written above.



                                       LUMINEX CORPORATION



 /s/  Mark B. Chandler, Ph.D.          By: /s/  Harriss T. Currie
-------------------------------           --------------------------------------
Mark B. Chandler, Ph.D.                   Name: Harriss T. Currie
                                                --------------------------------
                                          Title: Acting Chief Financial Officer
                                                 -------------------------------

                                    EXHIBIT A

                      Common Stock Options of Mark Chandler


                                           Exercise
          Grant          Shares Subject     Price           Vested         Unvested
           Date           to Option(1)     Per Share       Options(2)      Options(3)
        ---------         ------------     ---------       ----------      ----------
        5/20/99             510,000        $   3.92          510,000              0
        3/15/00             100,000           17.00           80,555         19,445
        12/05/00              3,990         25.0625            2,327          1,663
        12/05/00            121,010         25.0625           70,589         50,421
        1/19/01              50,000         24.8125           26,388         23,612
        5/23/02              50,000            6.52            4,166         45,834

------------

(1) All options are non-qualified stock options except for the grant on 12/05/00 for 3,990 which are ISOs.
(2)      As of September 5, 2002.
(3)      These options are terminated as of the date of this Agreement.